                   MBIA INSURANCE CORPORATION
                        AND SUBSIDIARIES







                CONSOLIDATED FINANCIAL STATEMENTS

            AS OF JUNE 30, 1995 AND DECEMBER 31, 1994

        AND FOR THE PERIODS ENDED JUNE 30, 1995 AND 1994



















                   MBIA INSURANCE CORPORATION
                        AND SUBSIDIARIES

                            I N D E X




                                                                      PAGE
                                                                      ----

Consolidated Balance Sheets - June 30, 1995 (Unaudited)
    and December 31, 1994 (Audited)                                      3

Consolidated Statements of Income - Three months and
    six months ended June 30, 1995 and 1994 (Unaudited)                  4

Consolidated Statement of Changes in Shareholder's
    Equity - Six months ended June 30, 1995 (Unaudited)                  5

Consolidated Statements of Cash Flows
    - Six months ended June 30, 1995 and 1994 (Unaudited)                6

Notes to Consolidated Financial Statements (Unaudited)                   7

           MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
         (Dollars in thousands except per share amounts)

                                       June 30, 1995   December 31, 1994
                                       -------------   -----------------
                                        (Unaudited)        (Audited)
ASSETS
Investments:
 Fixed maturity securities held
  as available-for-sale at market
  (amortized cost $3,259,157
   and $3,123,838)                       $3,372,554          $3,051,906
 Short-term investments,
  at amortized cost
  (which approximates market value)         207,140             121,384
 Other investments                           12,914              11,970
                                         ----------          ----------
  TOTAL INVESTMENTS                       3,592,608           3,185,260
Cash and cash equivalents                     2,249               1,332
Accrued investment income                    57,476              55,347
Deferred acquisition costs                  137,129             133,048
Prepaid reinsurance premiums                190,969             186,492
Goodwill (less accumulated
  amortization of
  $34,902 and $32,437)                      108,078             110,543
Property and equipment, at cost
  (less accumulated depreciation
  of $10,805 and $9,501)                     40,718              39,648
Receivable for investments sold                 706                 945
Other assets                                 42,671              46,552
                                         ----------          ----------
  TOTAL ASSETS                           $4,172,604          $3,759,167
                                         ==========          ==========

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Deferred premium revenue                $1,571,334          $1,512,211
 Loss and loss adjustment expense
  reserves                                   44,020              40,148
 Deferred income taxes                      168,839              97,828
 Payable for investments purchased           50,024               6,552
 Other liabilities                           53,936              46,925
                                         ----------          ----------
  TOTAL LIABILITIES                       1,888,153           1,703,664
                                         ----------          ----------
Shareholder's Equity
 Common stock, par value $150 per
  share; authorized, issued and
  outstanding - 100,000 shares               15,000              15,000
 Additional paid-in capital                 959,866             953,655
 Retained earnings                        1,233,433           1,134,061
 Cumulative translation adjustment            3,474                 427
 Unrealized appreciation
  (depreciation) of investments,
  net of deferred income tax provision
  (benefit) of $39,585 and $(25,334)         72,678             (47,640)
                                         ----------          ----------
  TOTAL SHAREHOLDER'S EQUITY              2,284,451           2,055,503
                                         ----------          ----------
  TOTAL LIABILITIES AND
   SHAREHOLDER'S EQUITY                  $4,172,604          $3,759,167
                                         ==========          ==========

     The accompanying notes are an integral part of the consolidated financial statements.

               MBIA INSURANCE CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                        (Dollars in thousands)

                                Three months ended     Six months ended
                                      June 30              June 30
                                ------------------   -------------------
                                  1995      1994         1995    1994
                                --------  --------   --------  --------
Revenues:
  Gross premiums written        $106,665  $110,126   $177,777  $194,528
  Ceded premiums                 (12,049)  (18,877)   (19,129)  (26,675)
                                --------  --------   --------  --------
    Net premiums written          94,616    91,249    158,648   167,853
  Increase in deferred
   premium revenue               (40,406)  (37,410)   (53,086)  (59,471)
                                --------  --------   --------  --------
    Premiums earned
     (net of ceded premiums
     of $6,814, $7,114, $14,652
     and $14,368)                 54,210    53,839    105,562   108,382
  Net investment income           53,783    47,865    106,848    94,394
  Net realized gains               1,698     2,538      3,422     8,908
  Other income                       224       305      1,132       618
                                --------  --------   --------  --------
    Total revenues               109,915   104,547    216,964   212,302
                                --------  --------   --------  --------

Expenses:
  Losses and loss
    adjustment expenses            2,710     2,114      4,743     4,039
  Underwriting and operating
    expenses                       9,247    10,300     18,999    19,646
  Policy acquisition costs, net    5,130     5,101     10,270    11,060
                                --------  --------   --------  --------
    Total expenses                17,087    17,515     34,012    34,745
                                --------  --------   --------  --------

Income before income taxes        92,828    87,032    182,952   177,557

Provision for income taxes        20,604    20,311     40,080    39,777
                                --------  --------   --------  --------
Net income                       $72,224   $66,721   $142,872  $137,780
                                ========  ========   ========  ========

       The accompanying notes are an integral part of the consolidated financial statements.

                  MBIA INSURANCE CORPORATION AND  SUBSIDIARIES
     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY (Unaudited)

                     For the six months ended June 30, 1995

                (Dollars in thousands except per share amounts)


                                                                    Unrealized
                  Common Stock  Additional            Cumulative   Appreciation
                 --------------   Paid-in  Retained   Translation (Depreciation)
                 Shares  Amount   Capital  Earnings   Adjustment  of Investments
                 ------- ------- --------- --------   ----------- --------------
Balance,
 January 1, 1995 100,000 $15,000 $953,655  $1,134,061   $  427      $(47,640)

Net income          ---      ---      ---     142,872      ---           ---

Change in
 foreign
 currency
 translation        ---      ---      ---         ---    3,047           ---

Change in
 unrealized
 appreciation
 of investments
 net of change
 in deferred
 income taxes
 of $(64,919)       ---      ---      ---         ---      ---       120,318

Dividends
 declared (per
 common share
 $435)              ---      ---      ---     (43,500)     ---           ---

Tax reduction
 related to tax
 sharing agree-
 ment with
 MBIA Inc.          ---      ---    6,211         ---      ---           ---
                -------  ------- --------  ----------   ------      --------
Balance,
 June 30, 1995  100,000  $15,000 $959,866  $1,233,433   $3,474      $ 72,678
                =======  ======= ========  ==========   ======      ========

      The accompanying notes are an integral part of the consolidated financial statements.

               MBIA INSURANCE CORPORATION  AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                         (Dollars in thousands)

                                                     Six Months Ended
                                                         June 30
                                                  ----------------------
                                                    1995         1994
                                                  --------     ---------
Cash flows from operating activities:
  Net income                                      $142,872      $137,780
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Decrease in accrued investment income           (2,129)       (2,377)
    Increase in deferred acquisition costs          (4,081)       (5,580)
    Increase in prepaid reinsurance premiums        (4,477)      (12,307)
    Increase in deferred premium revenue            59,123        71,778
    Increase in loss and loss adjustment
     expense reserves                                3,872         3,842
    Depreciation                                     1,295           682
    Amortization of goodwill                         2,465         2,481
    Amortization of bond (discount) premium, net      (620)           57
    Net realized gains on sale of investments       (3,422)       (8,907)
    Deferred income taxes                            6,092         8,447
    Other, net                                      20,094       (10,296)
                                                  --------      --------
    Total adjustments to net income                 78,212        47,820
                                                  --------      --------
    Net cash provided by operating activities      221,084       185,600
                                                  --------      --------
Cash flows from investing activities:
    Purchase of fixed maturity securities, net
      of payable for investments purchased        (381,468)     (645,813)
    Sale of fixed maturity securities, net of
      receivable for investments sold              237,019       309,219
    Redemption of fixed maturity securities,
      net of receivable for investments redeemed    31,546        68,414
    Purchase of short-term investments, net        (60,631)       (6,949)
    (Purchase) sale of other investments              (807)       87,743
    Capital expenditures, net of disposals          (2,326)          (76)
                                                  --------      --------
    Net cash used in investing activities         (176,667)     (187,462)
                                                  --------      --------
Cash flows from financing activities:
    Dividends paid                                 (43,500)          ---
    Capital contributions                              ---         4,915
                                                  --------      --------
    Net cash (used) provided by financing
      activities                                   (43,500)        4,915
                                                  --------      --------
Net increase in cash and cash equivalents              917         3,053
Cash and cash equivalents - beginning of period      1,332           747
                                                  --------      --------
Cash and cash equivalents - end of period         $  2,249      $  3,800
                                                  ========      ========
Supplemental cash flow disclosures:
  Income taxes paid                               $ 26,201      $ 29,969

        The accompanying notes are an integral part of the consolidated financial statements.

              MBIA INSURANCE CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BASIS OF PRESENTATION
-------------------------

The accompanying consolidated financial statements are unaudited and include the accounts of MBIA Insurance Corporation and its Subsidiaries (the "Company"). The statements do not include all of the information and disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 1994 for the Company. The accompanying consolidated financial statements have not been audited by independent accountants in accordance with generally accepted auditing standards but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to summarize fairly the Company's financial position and results of operations. The results of operations for the six months ended June 30, 1995 may not be indicative of the results that may be expected for the year ending December 31, 1995. The December 31, 1994 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.


2.  DIVIDENDS DECLARED
----------------------

Dividends declared by the Company during the six months ended June 30, 1995 were $43.5 million.



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